Exhibit 10.34

TIDEWATER INC.
COMPANY PERFORMANCE EXECUTIVE OFFICER
SHORT-TERM INCENTIVE PLAN
FOR TRANSITION PERIOD
(APRIL 1 – DECEMBER 31, 2017)

I.	PLAN OBJECTIVE

The primary objective of the Tidewater Inc. Company Performance Executive Officer Short-Term Incentive Plan (the “Plan”) is to reward Tidewater’s executive officers for their leadership in helping Tidewater Inc. (the “Company”) achieve its safety performance goals during the period from April 1, 2017 through December 31, 2017 (the “Transition Period”).  The Plan links a significant element of potential variable compensation to the accomplishment of these goals.

The Plan is not intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

II.	ADMINISTRATION

The Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.  The authority of the Committee includes, in particular, the authority to:

A.	designate participants and target award percentages;
B.	establish performance goals and metrics;
C.	consider the achievement of the performance goals and metrics and determine whether any payment will be made under this Plan;
D.	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and
E.	approve payments to the extent performance goals and metrics have been achieved.

The Committee may use its discretion to reduce or to eliminate, but not to increase, the bonus amount payable to a participant under the Plan formula.

III.	ELIGIBILITY CRITERIA

The Committee has designated all of the Company’s executive officers other than the Chief Executive Officer (the Chief Financial Officer, Chief Operations Officer, Executive Vice President – General Counsel, and Executive Vice President – Chief Investor Relations Officer) as participants in this Plan.

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IV.	AWARD OPPORTUNITIES

On October 15, 2017, the Committee approved target incentive awards for each participant, which were memorialized in writing.  These amounts were determined based upon each eligible participant’s base salary in effect on that date multiplied by the target percent associated with his or her position within the Company, adjusted for a nine-month performance period, with the resulting product then multiplied by 0.25 (representing the portion of the overall target award that, in prior years, would have been earned based on a safety bonus).  The actual payout percentage for a given participant may increase or decrease based upon performance above or below target.  If a participant has a change in position during the Transition Period, that participant’s target percentage will be adjusted prospectively and his or her award for the full Transition Period will be calculated on a pro rata basis (based on the number of days the participant served at each position).  The total award earned by a participant under this Plan for performance in the Transition Period may not exceed $3 million.

V.	COMPANY PERFORMANCE CRITERIA

For the Transition Period, any bonus amount earned under the Plan will be determined based upon the achievement of a single safety metric, according to the payout matrix approved by the Committee at its October 15, 2017 meeting.

VI.	DETERMINATION OF BONUS AMOUNT

The safety performance measurement is determined by achievement of the Company’s overall established safety performance goals for the Transition Period, as approved by this Committee in writing at its October 15, 2017 meeting.  Under this performance measure, potential payout is directly correlated with the Total Recordable Incident Rate (TRIR) for the Transition Period.  “Total Recordable Incident Rate” is defined as follows:

(Loss Time Accidents + Recordable Incidents) X 200,000 (man hours)	=	Total Recordable Incident Rate per 200,000 man hours of exposure
Total Man Hour Exposure

Non-job related deaths will not count toward the TRIR.  Payout will range between 0% (for below threshold performance), to 100% of target (for target performance), to a maximum of 150% of target (for exceptional performance).  Payout for results falling between threshold and target or target and maximum will be pro-rated.

Notwithstanding the foregoing, the Committee may determine not to pay the bonus because of the occurrence of one or more fatalities or for any other reason.

VII.	TERMINATION OF EMPLOYMENT
A.

If a participant’s employment is terminated because the participant dies or becomes disabled, as “disability” is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), unless otherwise determined by the Committee, the

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participant or, in the case of death, the participant’s estate or heirs, will be paid a pro rata bonus for the Transition Period based upon the level of satisfaction of the safety metric and the participant’s salary, but applied to the actual salary amount paid to the participant for the portion of the Transition Period during which he or she was employed.  Any such bonus will be paid to the participant or, in the case of death, to the participant’s estate or heirs, at the same time as any bonuses for the Transition Period are paid to other Plan participants as provided in Article VIII.

B.

If a participant’s employment is terminated because the participant Retires (as defined below) or is terminated by the Company without Cause (as defined below), and such termination constitutes a “separation from service” under Section 409A, unless otherwise determined by the Committee, the participant will be paid a pro rata bonus for the Transition Period based upon the level of satisfaction of the safety metric and the participant’s salary, but applied to the actual salary amount paid to the participant for the portion of the Transition Period during which he or she was employed.  Any such bonus will be paid to the participant at the same time as any bonuses for the Transition Period are paid to other Plan participants as provided in Article VIII.

C.

If a participant’s employment is terminated due to a voluntary resignation by the participant (other than a participant who Retires under Article VII.B.) or if the participant is involuntarily terminated by the Company for Cause, no pro rata bonus will be paid for the Transition Period, unless otherwise determined by the Committee in its discretion, in which case the pro rata bonus will not exceed the amount that would be due based upon the level of satisfaction of the safety metric and the participant’s salary, but applied to the actual salary amount paid to the participant for the portion of the Transition Period during which he or she was employed.  Any such bonus will be paid to the participant or at the same time as any bonuses for the Transition Period are paid to other Plan participants as provided in Article VIII.

D.	Certain Definitions.
1.

A participant is deemed to have “Retired” for purposes of the Plan, if the participant’s employment terminates, other than as a result of a termination by the Company for Cause, at age 55 or later with at least ten years of service with the Company or at age 65 or later with at least five years of service with the Company.

2.	“Cause” for purposes of this Plan will be determined in the sole discretion of the Board of Directors of the Company and will mean:
a.

the willful and continued failure of the participant to substantially perform the participant’s duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that the participant has not substantially performed the participant’s duties, or

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b.	the willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of this provision, no act or failure to act, on the part of the participant, will be considered “willful” unless it is done, or omitted to be done, by the participant in bad faith or without reasonable belief that the participant’s action or omission was in the best interests of the Company or its affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or its affiliates or based upon the advice of counsel for the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the participant in good faith and in the best interests of the Company or its affiliates.

VIII.	AWARD PAYMENTS

Awards determined by the Committee to be paid under the Plan will be paid in cash no later than March 15, 2018, unless deferred by a participant under a separate benefit plan of the Company.

IX.	MISCELLANEOUS
A.

Nothing in this Plan will confer upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time.  Participation provides no guarantee that any bonus will be paid.  The success of the Company as measured by the achievement of the safety goal will determine the extent to which participants may receive bonuses under the Plan, in the discretion of the Committee.  Participation in the Plan is not a right, but a privilege, subject to annual review by the Company.  The Company retains the right to withhold payment from any participant who violates Company policies or for any other reason.  The Company also has the right to recover any amounts paid under the Plan if (i) the amount paid was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) the participant is subject to the Company’s Executive Compensation Recovery Policy; (iii) the participant engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iv) the effect of the wrongdoing was to increase the amount of bonus or incentive compensation.  Any participant accepts any payment under this Plan subject to such recovery rights of the Company.  The Company may, if it chooses, effect such recovery by withholding from other amounts due to the participant by the Company.

B.	The Plan will be governed by and construed in accordance with the laws of the State of Louisiana.
C.

If any term or provision of the Plan is determined at any time or to any extent to be invalid, illegal, or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such

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provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, will not be affected thereby and each term and provision of the Plan will be valid and enforced to the fullest extent permitted by law.

D.

The Company has no obligation to make any payments under the Plan.  Any payments made will be in the sole discretion of the Committee.  The Company will have no obligation to set aside, earmark, or invest any fund or money with which to pay bonuses under the Plan.

E.

Any payments made under the Plan are intended to comply with, or be exempt from, the requirements of Section 409A and this Plan will be construed accordingly.  Payments under this Plan that are subject to Section 409A will not be accelerated unless permitted under Section 409A.  If a participant who is a “specified employee” of the Company is entitled to a payment under this Plan due to his or her “separation from service” (as such terms are used in Section 409A) and such payment is subject to the Section 409A six-month payment delay rule, then such payment will not be made until the earlier of (1) the first business day that is more than six months following such participant’s separation from service or (2) such participant’s death.

F.	The Company has the right to terminate the Plan at any time in its sole discretion. Upon termination, the participant will have no right to receive any amounts under this Plan.
G.	The Company will deduct from any payment made under the Plan all applicable federal and state income and employment taxes.
H.

Prior to any payout under this Plan, the Committee will review and certify management’s calculation of the amount of the payout value of the award to be paid to each participant as a result of the achieved performance goals.

EXECUTED this 12th day of December, 2017, with effect from October 15, 2017.

TIDEWATER INC.

By: /s/ Joseph M. Bennett

Joseph M. Bennett

Executive Vice President and

Chief Investor Relations Officer

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